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PROVIDENT AMERICAN CORPORATION                                       EXHIBIT 11
COMPUTATION OF EARNINGS (LOSS) PER SHARE

(In thousands except per share data)                Three Months Ended March 31,
                                                          1996            1995

Primary Earnings (Loss) Per Share

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK:         $14,978           $ (450)
                                                      -------           ------
WEIGHTED AVERAGE SHARES:
        Common stock                                    8,513            8,484
        Common stock equivalents applicable
                to stock options and warrants           1,517               *
                                                      -------           ------
                        Total                          10,030            8,484
                                                      -------           ------
NET INCOME (LOSS) PER SHARE:                          $  1.49           $(0.05)
                                                      -------           ------




Fully Diluted Earnings (Loss) Per Share

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK:         $14,978           $ (450)
                                                      -------           ------
WEIGHTED AVERAGE SHARES:
        Common stock                                    8,513            8,484
        Common stock equivalents applicable
                to stock options and warrants           1,517               *
                                                      -------           ------
                        Total                          10,030            8,484
                                                      -------           ------
NET INCOME (LOSS) PER SHARE:                          $  1.49           $(0.05)
                                                      -------           ------



* Anti-dilutive; therefore effects have been excluded.